CRAWFORD INVESTMENT COUNSEL, INC.
600 GALLERIA PARKWAY
SUITE 1650
ATLANTA, GEORGIA 30339
TELEPHONE: (770) 859-0045
FACSIMILE: (770) 859-0049

LETTER AGREEMENT

November 10, 2008

To: Unified Series Trust
2960 N. Meridian St., Suite 300
Indianapolis, IN 46208

Dear Ladies and Gentlemen:

You have engaged us to act as the sole investment adviser to the Crawford Dividend Growth Fund (the "Fund") pursuant to the Management Agreement initially approved by the Board of Trustees (the "Agreement").

Effective May 1, 2009, we hereby agree to waive our advisory fee and/or reimburse expenses of the Fund, but only to the extent necessary to maintain the Fund's net annual operating expenses (excluding brokerage fees and commissions; borrowing costs, such as (a) interest and (b) dividend expenses on securities sold short; taxes; 12b-1 fees (for the Class C shares) any indirect expenses, such as expenses incurred by other investment companies in which the Fund may invest; and extraordinary litigation expenses) at 1.00% of the Fund's average daily net assets. This Agreement shall continue in place until such date as the Fund is liquidated, or April 30, 2010, whichever shall be the first to occur.

Any waiver or reimbursement by us is subject to repayment by the Fund in the three fiscal years following the fiscal year in which the particular waiver or reimbursement occurred; provided that the Fund is able to make the repayment without exceeding the 1.00% expense limitation.

Very truly yours,

CRAWFORD INVESTMENT COUNSEL, INC.

By: ______________________
David B. Crawford, President and CCO

Acceptance

The foregoing is hereby accepted.

UNIFIED SERIES TRUST

By: ______________________
John C. Swhear, Senior Vice President

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